Exhibit 99
DOLAN MEDIA COMPANY
REPORTS FOURTH QUARTER AND YEAR-END 2009 RESULTS
•	Fourth quarter 2009 revenues increased 18.0% year-over-year to $69.6 million.
•	2009 revenues increased 38.4% year-over-year to $262.9 million.
•	Net income attributable to Dolan Media Company was $8.1 million, or $0.27 per diluted share, in the fourth quarter, and for the year it doubled to $30.8 million, or $1.03 per diluted share.
•	Adjusted EBITDA was $20.7 million for the fourth quarter and $82.8 million for the year (See “Non-GAAP Financial Measures” below).
•	Cash earnings per diluted share were $0.32 for the fourth quarter and $1.34 for the year (See “Non-GAAP Financial Measures” below).
•	Company provides guidance for 2010.
MINNEAPOLIS, MINNESOTA — February 23, 2010 — Dolan Media Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months and year ended December 31, 2009. These financial results are preliminary pending the filing of its annual report on Form 10-K with the U.S. Securities and Exchange Commission.
“In 2009, our key metrics for our consolidated operating results grew dramatically and we are very pleased with our strong financial performance,” said James P. Dolan, chairman, chief executive officer and president. “Total revenues for 2009 increased to $262.9 million, nearly a 40% increase from 2008. Net income attributable to Dolan Media Company doubled from $14.3 million, or $0.53 per diluted share, in 2008 to $30.8 million, or $1.03 per diluted share, in 2009. Adjusted EBITDA increased 50% from $55.4 million to $82.8 million. Cash earnings increased 58% from $25.3 million, or $0.93 per diluted share, to $40.0 million, or $1.34 per diluted share.”
“Strategic acquisitions in our Professional Services Division continue to fuel growth in our business. Barrett-NDEx, which we acquired in September 2008, contributed $64.2 million to our increase in total 2009 revenues. Our new e-discovery business, DiscoverReady, which we acquired in November of 2009, added $6.1 million in total revenues in 2009. Acquiring complementary businesses like these continues to be an important element of our growth strategy,” Dolan said.

“Fourth quarter 2009 revenues were also strong when compared to the same period last year. Revenues increased 18% to $69.6 million, primarily as a result of the acquisitions of DiscoverReady and Albertelli,” Dolan said. “Also in the fourth quarter, revenues in our Business Information Division increased by $1.3 million, or 6%, to $23.4 million, when compared to the same prior year period. This increase was driven by a $2.6 million, or 25%, increase in public notice revenues year-over year, once again proving the value of our balanced revenue model in this division.”
“Based on our solid 2009 full year financial results, we are very confident in our prospects for the future. At this time we are providing full year guidance for 2010.”
Full Year 2010 Guidance
Based on our positive outlook for 2010, we are providing full year financial guidance as follows:

2010
Financial Guidance
(dollars in millions, except per
share numbers)

Total revenues	$307.0 – 310.0
Net income attributable to Dolan Media Company	$34.0 – 36.0
Adjusted EBITDA	$91.0 – 95.0
Operating expenses as a percentage of total revenues	79.5% – 80.6%
Noncontrolling interest	$3.0
Interest expense	$6.0
Cash distributions to holders of noncontrolling interest in NDeX	$1.3 – 1.5
Net income attributable to Dolan Media Company per diluted share	$1.11 – $1.18
Cash earnings per diluted share	$1.54 – $1.60
2010 estimated tax rate on income attributable to Dolan Media Company before income taxes	39.5%
This guidance includes the effect of the increase in our ownership in NDeX as a result of repurchases of noncontrolling interest occurring after December 31, 2009, but excludes the effect of any businesses we may acquire during 2010 and assumes that any foreclosure-related state or federal government and/or lender-based programs, including those described in “Regulatory Environment” in our annual report on Form 10-K, will have no material effect on our results of operations.

Fourth Quarter and Year End 2009 Discussions
For the three months and year ended December 31, 2009, we announce today the following financial results (dollars in thousands, except per share data):

			Year-over-Year
	Three Months Ended	Three Months Ended	Percentage
	December 31, 2009	December 31, 2008	Change
	(unaudited)	(unaudited)

Total revenues	$69,597	$58,998	18.0%
Professional Services Division revenues	46,213	36,954	25.1%
Business Information Division revenues	23,384	22,044	6.1%
Operating income	13,161	9,951	32.3%
Net income attributable to Dolan Media Company	8,090	3,446	134.8%
Adjusted EBITDA+	20,725	17,098	21.2%
Net income attributable to Dolan Media Company per diluted share	0.27	0.12	125.0%
Cash earnings+	9,508	7,392	28.6%
Cash earnings per diluted share+	0.32	0.25	28.0%

			Year-over-Year
	Year Ended	Year Ended	Percentage
	December 31, 2009	December 31, 2008	Change
	(unaudited)	(audited)

Total revenues	$262,917	$189,946	38.4%
Professional Services Division revenues	172,535	99,496	73.4%
Business Information Division revenues	90,382	90,450	(0.1)%
Operating income	55,392	34,217	61.9%
Net income attributable to Dolan Media Company	30,813	14,303	115.4%
Adjusted EBITDA +	82,793	55,395	49.5%
Net income attributable to Dolan Media Company per diluted share	1.03	0.53	94.0%
Cash earnings +	39,961	25,300	57.9%
Cash earnings per diluted share +	1.34	0.93	44.0%

+	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of this non-GAAP financial measure to GAAP and why we believe it is an important measure of our performance.

Fourth Quarter 2009 Discussions
Total revenues for the fourth quarter of 2009 were $69.6 million, an increase of 18.0% from $59.0 million in the same period last year. As expected, revenues from the Professional Services Division increased as a percentage of total revenues to 66.4% for the fourth quarter of 2009, from 62.6% for the same prior-year period. Likewise, the Business Information Division revenues decreased to 33.6% of total fourth quarter revenues, compared to 37.4% in the same period in 2008. This change in mix is largely a result of revenues from Professional Services businesses we acquired in the fourth quarter of 2009, as well as the general economic conditions in the markets our business information products serve, which has resulted in lower display and classified advertising revenues in the fourth quarter of 2009, when compared to the same prior-year period.
Total operating expenses for the fourth quarter of 2009 were $57.6 million, or 82.7% of total revenues, an increase of 14.4% from $50.3 million, which was 85.3% of total revenues for the same prior-year period.
Total direct operating expenses for the three months ended December 31, 2009, were $27.4 million, an increase of 26.3% from $21.7 million in the same period last year. This increase was primarily attributable to the Professional Services businesses we acquired in the fourth quarter of 2009, which added $3.9 million of direct operating expenses.
Selling, general and administrative expenses were $23.6 million for the three months ended December 31, 2009, an increase of 5.2% from $22.5 million for the same prior-year period.
Operating income for the fourth quarter of 2009 was $13.2 million, or 18.9% of total revenues, an increase of 32.3% from $10.0 million, which was 16.9% of total revenues in the same period in 2008. Operating income for the three months ended December 31, 2009, and 2008, included equity in earnings of The Detroit Legal News Publishing, LLC, of $1.2 million and $1.3 million, respectively.
Professional Services Division Quarterly Results
Professional Services Division revenues for the fourth quarter of 2009 were $46.2 million, an increase of $9.3 million, or 25.1%, from $37.0 million for the same period in 2008. Growth in the division during the quarter was primarily driven by revenues from the businesses we acquired during the fourth quarter, which added $8.4 million.
The Professional Services Division revenues consist of revenues from two of our three reportable segments, which are mortgage default processing services and litigation support services. Prior to the acquisition of DiscoverReady, we reported revenues from NDeX and Counsel Press, together, as one segment. Our mortgage default processing services segment generates revenue from NDeX and our litigation support services segment generates revenue from DiscoverReady, which we acquired in November 2009, and Counsel Press. DiscoverReady provides first-pass document review services to major companies and their legal counsel. The review services are needed by parties in litigation and by companies responding to regulatory requirements.

Mortgage default processing revenues were $36.3 million, an increase of 8.3% from the same period in 2008, primarily as a result of the Albertelli acquisition. NDeX processed approximately 81,900 mortgage default case files during the fourth quarter of 2009. Excluding the 4,200 files referred to us by Albertelli during the fourth quarter, our file volume was down modestly, approximately 3,100 files from the 80,800 files processed during the fourth quarter of 2008. As we expected, on a year-over-year basis mortgage default file referrals slowed in the fourth quarter as loan servicers delayed foreclosures because of the federal Home Affordable Modification Program. Additionally, some lenders imposed holiday moratoria on foreclosures in December, which delayed the referral of these files to us until 2010.
Litigation support services revenues for the fourth quarter of 2009 were $9.9 million, an increase of 187.5% from the same period in 2008. All of the increase in litigation support services revenue is attributable to the acquisition of DiscoverReady.
Direct operating expenses attributable to the Professional Services Division increased $5.8 million to $20.0 million in the fourth quarter of 2009, from $14.2 million for the same period in 2008. This increase was evenly divided among both segments in this division and was primarily driven by the Albertelli and DiscoverReady acquisitions. Selling, general and administrative expenses increased $1.1 million year-over-year to $11.8 million. The increase was primarily in the litigation support services segment resulting from the acquisition of DiscoverReady. Amortization expense decreased $0.3 million to $3.1 million in the fourth quarter of 2009. Total Professional Services operating expenses as a percentage of division revenues remained constant at approximately 80% for both periods.
Business Information Division Quarterly Results
Division revenues for the fourth quarter of 2009 were $23.4 million, an increase of $1.3 million, or 6.1%, from $22.0 million for the same period in 2008. Growth in our public notice revenues (25.4% year-over-over) more than offset declines in our display and classified advertising revenues (12.5% year-over-year).
Direct operating expenses for the Business Information Division for the fourth quarter of 2009 were $7.4 million, a slight decrease from the same prior-year period. Selling, general and administrative expenses for the division also decreased slightly to $8.9 million. Total Business Information Division operating expenses as a percentage of division revenue declined to 75.2% for the three months ended December 31, 2009, from 80.7% for the three months ended December 31, 2008.

Full Year 2009 Discussions
Total revenues for 2009 were $262.9 million, an increase of 38.4% from $189.9 million in the same period last year. As expected, revenues from our Professional Services Division increased as a percentage of total 2009 revenues to 65.6%, from 52.4% for 2008, primarily as a result of the acquisition of Barrett-NDEx in September 2008 and the businesses we acquired in the fourth quarter of 2009 that became part of the Professional Services Division.
Total operating expenses for 2009 were $212.1 million, or 80.7% of total revenues, an increase of 31.5% from $161.4 million, which was 85.0% of total revenues for 2008.

Total direct operating expenses for 2009 were $95.9 million, an increase of 40.9% from $68.0 million in 2008. Selling, general and administrative expenses were $89.7 million for 2009, an increase of 20.8% from $74.3 million for 2008. The increases in our direct operating and selling, general and administrative expenses were attributable to the Professional Services Division. Direct operating and selling, general and administrative expenses in the Business Information Division declined when comparing 2009 to 2008, primarily as a result of tightened expense controls.
Operating income for 2009 was $55.4 million, or 21.1% of total revenues, an increase of 61.9% from $34.2 million, which was 18.0% of total revenues in 2008. Operating income for the years ended December 31, 2009, and 2008, included equity in earnings of The Detroit Legal News Publishing, LLC, of $4.9 million and $5.6 million, respectively.
Professional Services Division Full Year Results
Professional Services Division revenues in 2009 were $172.5 million, an increase of $73.0 million, or 73.4%, from $99.5 million in 2008. A $66.9 million, or 79.2%, increase in revenues from the mortgage default processing services segment accounted for the majority of the increase in total division revenues. This increase in mortgage default processing services revenues resulted primarily from the acquisitions of Barrett-NDEx ($64.2 million) and Albertelli ($2.3 million). NDeX processed approximately 349,400 mortgage default case files in 2009, compared to 204,100 in 2008. Barrett-NDEx and Albertelli accounted for 203,600, or 58.3% of the files we processed in 2009. On a pro-forma basis, which includes periods when we did not own Barrett-NDEx or the Albertelli business, file volumes increased 16.0% when compared to 2008. A $6.1 million, or 40.9%, increase in litigation support services segment revenues, resulting from the acquisition of DiscoverReady, also contributed to division growth. On a pro forma basis, division revenues increased $28.5 million, or 16.7%, when compared to 2008. This includes periods when we did not own Barrett-NDEx, DiscoverReady or Albertelli.
Direct operating expenses attributable to the Professional Services Division increased $29.8 million to $66.7 million in 2009, from $36.9 million for 2008. Of this increase, $27.0 million was attributable to the mortgage default processing services segment. Selling, general and administrative expenses increased $16.6 million year-over-year to $43.2 million; $15.3 million of the increase was in our mortgage default processing services segment. Amortization and depreciation expense increased $8.6 million to $20.4 million in 2009, from $11.8 million for the same period last year. The increases in our amortization and depreciation expenses were primarily a result of our acquisitions of Barrett-NDEx and DiscoverReady. Total Professional Services operating expenses as a percentage of division revenues remained constant at approximately 76% for 2009 and 2008.

Business Information Division Full Year Results
Business Information Division revenues for 2009 were relatively flat at $90.4 million. Public notice revenues grew $7.0 million year-over-year, up 16.8%. This was partially offset by declines in both our display and classified advertising ($6.1 million, down 18.2%) and circulation and other revenues ($1.0 million, down 5.9%).
Total 2009 operating expenses for the division declined $5.4 million, or 7.2% year-over-year, to $69.1 million. Direct operating expenses declined $1.9 million, or 6.2%, to $29.2 million. This decline was mostly related to lower production and distribution costs for our print publications. Selling, general and administrative expenses decreased $3.8 million, or 9.8%, to $34.6 million, which was related to reduced headcount and lower commissions and performance-based payments. Total operating expenses attributable to the Business Information Division as a percentage of division revenue declined to 76.4% for the year ended December 31, 2009, from 82.3% for the year ended December 31, 2008.
Balance Sheet and Liquidity
At the end of 2009, we had $2.9 million of cash and cash equivalents compared to $20.6 million at the end of the third quarter and $2.5 million at the end of 2008. During the fourth quarter, we generated $29.1 million of cash provided by operating activities as we benefited from the strong contributions, as well as strong collections of our business operations. We also received $3.6 million in cash from the sale of our investment in GovDelivery in the quarter. Working capital during the quarter decreased by $27.0 million, resulting largely from a decrease in cash used to acquire a majority interest in DiscoverReady, to acquire the mortgage default processing operations of the Albertelli Law Firm in Florida, and to make the $13.0 million earnout payment to the sellers of Barrett-NDEx. This was supplemented by $8.0 million of net borrowings under our revolving credit facility. We also used cash from operations to make $3.1 million of regularly scheduled debt payments during the quarter. Days sales outstanding at the end of 2009, excluding the effects of fourth quarter acquisitions, increased to 68.5 days, versus 62.6 at the end of 2008.
At the end of 2009, total debt outstanding was $160.0 million, including $8.0 million payable to sellers of a 5.1% interest in NDeX, which we acquired on December 31, 2009. Our leverage ratio at the end of the quarter was 1.8 times total debt to trailing twelve month pro forma adjusted EBITDA. The leverage ratio at September 30, 2009, was also 1.8 times, and at the end of 2008 the ratio was 2.3 times. This is well below the maximum of 3.5 times allowed in our bank debt covenants.

Non-GAAP Financial Measures
Our financial presentation uses the following non-GAAP financial measures of our operating performance and profitability: adjusted EBITDA, cash earnings, and cash earnings per diluted share. We provide these non-GAAP measures as a supplement to the information about our company provided by net income attributable to Dolan Media Company and our other GAAP measures. We provide these non-GAAP measures to aid our investors and not as a substitute to measures provided by GAAP. We believe these non-GAAP measures are useful to our investors because they enable our investors to compare us to our peers because they remove from our operating results the following: (1) the impact of items of income and expense that are unique to us due to our operations; (2) expenses that would be higher than our peers due to our acquisitive nature; and (3) non-cash items that may be calculated differently from similar items of our peers. We also believe these measures are useful to investors because they allow our investors to view our operating performance and profitability as we do and, as a result, gain a meaningful understanding of our operating results and relevant trends in our business.
Adjusted EBITDA
The adjusted EBITDA measure presented consists of net income attributable to Dolan Media Company before:
•	interest expense, net;
•	income tax expense;
•	depreciation and amortization;
•	non-cash compensation expense;
•	non-recurring income and/or expense; and
•	noncontrolling interest;
and after:
•	distributions paid to holders of noncontrolling interest.
Management’s Use of Adjusted EBITDA
We are providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of our operating performance and profitability. We do not provide adjusted EBITDA as a measure of our liquidity. We are providing adjusted EBITDA because we have historically used adjusted EBITDA to evaluate our operating performance and profitability over different periods and because we believe it provides useful information about our operating results in addition to net income attributable to Dolan Media Company and other GAAP measures. We use adjusted EBITDA because it helps us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results the impact of the following: (1) our net cash or borrowing position (which includes non-cash expense related to the interest on our swaps); (2) operating in different tax jurisdictions; and (3) the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that we have completed since our inception. Similarly, our presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted stock grants that we have granted. We exclude this non-cash expense from adjusted EBITDA because we believe any amount we are required to record as share-based compensation expense contains subjective assumptions over which our management has no control, such as share price and volatility.

We also adjust EBITDA for the noncontrolling interest in NDeX and DiscoverReady and cash distributions paid to the holders of the NDeX noncontrolling interest because we believe this provides more timely and relevant information with respect to our financial performance. We exclude amounts with respect to the noncontrolling interest because this is a non-cash adjustment that does not reflect amounts actually paid to the holders of our noncontrolling interest because (1) distributions for any month are actually paid by NDeX (the entity with the noncontrolling interest) in the following month and (2) it does not include adjustments for NDeX’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to the holders of the noncontrolling interest. We instead include the amount of these cash distributions to the holders of the NDeX noncontrolling interest in adjusted EBITDA because they reflect amounts actually paid by NDeX, thus allowing for a more accurate determination of our performance and ongoing obligations. We do not pay cash distributions to the holders of the noncontrolling interest in DiscoverReady.
We also adjust EBITDA for non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. In our calculation of adjusted EBITDA for the three months and year ended December 31, 2009, we also excluded $2.4 million from the gain on the sale of our interest in GovDelivery. In our calculation of the adjusted EBITDA for the year ended December 31, 2009, we also excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer at Barrett-NDEx, who passed away in January 2009. For the year ended December 31, 2008, we reported a non-recurring expense of $1.5 million related to a break-up fee paid in connection with an acquisition that we did not consummate. We have not entered into such break-up or termination agreements with sellers of other acquisition targets and do not intend to enter into other similar agreements. Because we do not typically pay break-up fees, we believe it is helpful for investors to evaluate our performance, without the effect of this break-up fee, because this cost is not related to our on-going operations.
We believe that adjusted EBITDA is meaningful information about our business operations that investors should consider along with our GAAP financial information. We use adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use a variation of adjusted EBITDA to evaluate our operating performance in monitoring our compliance with certain financial covenants in our credit agreement and are using adjusted EBITDA to determine performance-based short-term incentive payments for our executive officers and other key employees.

Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect our operations. We compensate for these limitations by also considering the most comparable GAAP measure and the impact that each item excluded from adjusted EBITDA has on that GAAP measure and we revise our disclosures as necessary to clarify how we use adjusted EBITDA for our investors and those reading this release. Further, we monitor significant changes in the items we exclude from adjusted EBITDA and the resulting impact on adjusted EBITDA to ensure that we explain or clarify any distortions that might cause confusion among our investors or those reading this release.
This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of our net income attributable to Dolan Media Company to adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income attributable to Dolan Media Company	$8,090	$3,446	$30,813	$14,303
Interest expense, net	1,502	3,804	6,072	8,473
Income tax expense	5,363	1,952	18,570	9,209
Amortization of intangibles	3,866	4,206	17,085	11,793
Depreciation expense	2,701	1,987	9,439	5,777
Amortization of DLNP intangibles	378	377	1,508	1,508
Non-cash compensation expense	695	577	2,556	1,918
Non-recurring (income) or expense	(2,359)	—	(3,794)	1,500
Noncontrolling interest	584	749	3,784	2,265
Cash distribution to holders of noncontrolling interest	(95)	—	(3,240)	(1,351)

Adjusted EBITDA	$20,725	$17,098	$82,793	$55,395

Cash Earnings, and Cash Earnings per Diluted Share
The cash earnings measure presented consists of net income attributable to Dolan Media Company before:
•	non-cash interest income related to the change in fair value of interest rate swaps;
•	non-cash compensation expense;
•	amortization expense;
•	non-recurring income and/or expense; and
•	an adjustment to income tax expense related to the reconciling items relating to the above at the appropriate tax rate (then-in-effect)

We calculate the cash earnings per diluted share measure presented by dividing cash earnings by the weighted average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings and Cash Earnings Per Diluted Share
We are providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as additional measures of our operating performance and profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. We also provide these non-GAAP measures because analysts that cover our company consistently use these measures to evaluate our performance and because our investors have told us that they find these measures helpful in comparing our performance to our peers. In addition, we are providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating our performance. We believe that cash earnings per diluted share is an important indicator of our performance even more so now than in prior periods because of our adoption, on January 1, 2009, of new accounting guidance, which requires us to mark our redeemable noncontrolling interest to either the fair value or the redemption amount at each reporting period. See Note 1 of our unaudited condensed consolidated financial statements in our third quarter report on Form 10-Q, which we filed with the SEC on November 6, 2009, for more information on the requirements of this new standard. We believe these non-GAAP measures, as we have defined them, help us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results non-cash interest expense related to the change in the fair value of our interest rate swaps; our non-cash compensation expense for stock options and restricted stock that we have awarded; amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions we have completed since our inception and income tax expense related to these items.
We also exclude non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. In our calculation of cash earnings and cash earnings per diluted share for the three months and year ended December 31, 2009, we excluded $2.4 million and $3.8 million, respectively, of non-recurring income, which are described in more detail above under our discussion of Adjusted EBITDA. For the year ended December 31, 2008, we reported a non-recurring expense of $1.5 million for the break-up fee, also discussed in more detail under our discussion of Adjusted EBITDA above.
We believe that cash earnings and cash earnings per diluted share are meaningful information about our business operations that investors should consider along with our GAAP financial information. We use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use cash earnings and cash earnings per diluted share, in part, to determine performance-based short-term incentive payments for our executive officers and other key employees.

Cash earnings and cash earnings per diluted share are both non-GAAP measures that have limitations because they do not include all items of income and expense that affect our operations. We compensate for these limitations by also considering the most comparable GAAP measures and the impact that each item excluded from these non-GAAP measures has on that comparable GAAP measures and we revise our disclosures as necessary to clarify how we use these non-GAAP measures for our investors and those reading this release. Further, we monitor significant changes in the items we exclude from these non-GAAP measures and the resulting impact on them to ensure that we explain or clarify any distortions that might cause confusion among our investors or those reading this release.
Neither of these non-GAAP financial measures is prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for us may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.

The following is a reconciliation of our net income attributable to Dolan Media Company to cash earnings and cash earnings per diluted share (in thousands, except share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income attributable to Dolan Media Company	$8,090	$3,446	$30,813	$14,303
Non-cash interest (income) expense related to the change in fair value of interest rate swaps	(399)	1,330	(1,134)	1,388
Non-cash compensation expense	695	577	2,556	1,918
Amortization of intangibles	3,866	4,206	17,085	11,793
Amortization of DLNP intangible	378	377	1,508	1,508
Non-recurring (income) expense	(2,359)	—	(3,794)	1,500
Adjustment to income tax expense related to reconciling items at effective tax rate	(763)	(2,544)	(7,073)	(7,110)

Cash earnings	$9,508	$7,392	$39,961	$25,300

Net income attributable to Dolan Media Company per diluted share (GAAP)	$0.27	$0.12	$1.03	$0.53
Accretion of redeemable noncontrolling interest in NDeX	(0.05)	—	(0.31)	—

Net income attributable to Dolan Media Company common stockholders per diluted share (GAAP)	$0.22	$0.12	$0.72	$0.53

Cash earnings per diluted share	$0.32	$0.25	$1.34	$0.93

Weighted average diluted shares outstanding	29,952,337	29,864,120	29,916,351	27,112,683
Conference Call
We have scheduled a conference call today, February 23, 2010, at 4:00 p.m. U.S. Central Standard Time (5:00 p.m. U.S. Eastern Standard Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer, will be broadcast live over the Internet and will be accessible through the investor relations section of our web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in our fourth quarter conference call will also be available prior to the conference call start, through the investor relations section of our web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of our web site for a period of 21 days.

Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2010 Guidance,” that reflect our current expectations and projections about future results, performance, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; if the number of case files referred to NDeX by our customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; the key attorneys at each of NDeX’s law firm customers are employed by NDeX, some of whom, including David A. Trott, the chairman and chief executive officer of NDeX, also hold a direct or indirect equity interest in NDeX, and thus, may, in certain circumstances, have interests that differ from or conflict with our interests; bills introduced and laws enacted in states where we do business to mitigate foreclosures (including recently enacted legislation in Michigan and Indiana), the Hope for Homeowners Act, the Emergency Economic Stabilization Act, the Streamlined Modification Program, the Homeowner Affordability and Stability Plan (including the Making Home Affordable Program), the Protecting Tenants at Foreclosure Act and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance, a consortium that includes loan servicers, may have an adverse effect on or restrict our mortgage default processing services and public notice operations and may adversely affect the cash flow of our law firm customers and thus, our timely collection of accounts receivable from these customers; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risks, and we may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional cash may not be available to us on satisfactory time or terms or at all; growing our business may place a strain on our management and internal systems, processes and controls; we incurred additional indebtedness to close the acquisitions of Barrett-NDEx and DiscoverReady and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies; and we may be required to incur additional indebtedness or raise additional capital to fund our operation, repay indebtedness, fund capital expenditures or fund acquisitions, which may not be available to us or on acceptable terms, when needed. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K for the year ended December 31, 2008, as updated by our quarterly reports on Form 10-Q for the second and third quarters of 2009, all available on the SEC’s web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact;
John Waelti, Director of Investor Relations
612-317-9420
john.waelti@dolanmedia.com

DOLAN MEDIA COMPANY
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,894	$2,456
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,113 and $1,398 as of December 31, 2009 and 2008, respectively)	57,205	38,776
Unbilled pass-through costs	13,087	7,164
Prepaid expenses and other current assets	2,948	4,881

Total current assets	76,134	53,277
Investments	15,479	16,846
Property and equipment, net	15,457	21,438
Finite-life intangible assets, net	193,687	254,917
Indefinite-life intangible assets	222,580	118,983
Other assets	4,953	5,166

Total assets	$528,290	$470,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$22,005	$12,048
Accounts payable	16,030	9,116
Accrued pass-through liabilities	25,929	21,598
Accrued compensation	4,384	7,673
Accrued liabilities	5,371	2,738
Due to sellers of acquired businesses	4,685	75
Deferred revenue	18,797	13,014

Total current liabilities	97,201	66,262
Long-term debt, less current portion	137,960	143,450
Deferred income taxes	8,160	17,869
Deferred revenue and other liabilities	9,506	5,136

Total liabilities	252,827	232,717

Redeemable noncontrolling interest	26,600	15,760

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,326,437 shares and 29,955,018 as of December 31, 2009 and 2008, respectively	30	30
Preferred stock, $0.001 par value, authorized: 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	287,210	291,310
Accumulated deficit	(38,377)	(69,190)

Total stockholders’ equity	248,863	222,150

Total liabilities and stockholders’ equity	$528,290	$470,627

Dolan Media Company
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Revenues
Professional Services	$46,213	$36,954	$172,535	$99,496
Business Information	23,384	22,044	90,382	90,450

Total revenues	69,597	58,998	262,917	189,946
Operating expenses
Direct operating: Professional Services	20,004	14,244	66,697	36,932
Direct operating: Business Information	7,370	7,430	29,197	31,116
Selling, general and administrative	23,649	22,471	89,722	74,257
Break-up fee	—	—	—	1,500
Amortization	3,866	4,206	17,085	11,793
Depreciation	2,701	1,987	9,439	5,777

Total operating expenses	57,590	50,338	212,140	161,375
Equity in earnings of affiliates	1,154	1,291	4,615	5,646

Operating income	13,161	9,951	55,392	34,217

Non-operating income (expense)
Interest expense, net of interest income	(1,901)	(2,474)	(7,206)	(7,085)
Non-cash interest income (expense) related to interest rate swaps	399	(1,330)	1,134	(1,388)
Other income	2,378	—	3,847	33

Total non-operating income (expense)	876	(3,804)	(2,225)	(8,440)

Income before income taxes	14,037	6,147	53,167	25,777
Income tax expense	(5,363)	(1,952)	(18,570)	(9,209)

Net income	8,674	4,195	34,597	16,568
Less: Net income attributable to the redeemable noncontrolling interest	(584)	(749)	(3,784)	(2,265)

Net income attributable to Dolan Media Company	$8,090	$3,446	$30,813	$14,303

Earnings per share — basic and diluted:
Net income attributable to Dolan Media Company	$0.27	$0.12	$1.03	$0.53
Accretion of redeemable noncontrolling interest in NDeX	(0.05)	—	(0.31)	—

Net income attributable to Dolan Media Company common stockholders	$0.22	$0.12	$0.72	$0.53

Weighted average shares outstanding:
Basic	29,861,333	29,805,033	29,831,660	26,985,345
Diluted	29,952,337	29,864,120	29,916,351	27,112,683

Dolan Media Company
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$8,674	$4,195	$34,597	$16,568
Distributions received from The Detroit Legal News Publishing, LLC	1,400	1,400	5,600	7,000
Distributions paid to holders of noncontrolling interest	(95)	—	(3,240)	(1,351)
Gain on sale of investment	(2,359)	—	(2,359)	—
Non-cash operating activities:
Amortization	3,866	4,206	17,085	11,793
Depreciation	2,701	1,987	9,439	5,777
Equity in earnings of affiliates	(1,154)	(1,291)	(4,615)	(5,646)
Stock-based compensation expense	695	577	2,556	1,918
Deferred income taxes	1,956	1,311	2,122	735
Change in value of interest rate swap and accretion of interest on note payable	(105)	1,380	(836)	1,593
Amortization of debt issuance costs	75	62	257	218
Change in accounting estimate related to self-insured medical reserve	—	—	—	(470)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable and unbilled pass-through costs	6,339	7,041	(15,951)	(2,313)
Prepaid expenses and other current assets	1,850	1,094	2,089	(746)
Other assets	56	136	(451)	226
Accounts payable and accrued liabilities	2,269	(3,388)	9,379	(2,340)
Deferred revenue	2,977	(470)	5,577	1,489

Net cash provided by operating activities	29,145	18,240	61,249	34,451

Cash flows from investing activities
Acquisitions and investments	(54,437)	1,095	(56,878)	(182,423)
Capital expenditures	(466)	(2,644)	(3,050)	(6,601)
Proceeds on the sale of investment	3,558	—	3,558	—
Other	8	—	108	100

Net cash used in investing activities	(51,337)	(1,549)	(56,262)	(188,924)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	8,000	(99,000)	8,000	(9,000)
Proceeds from borrowings or conversions on senior term notes	—	85,000	—	110,000
Payments on senior long-term debt	(3,050)	(2,254)	(10,300)	(5,000)
Proceeds from private placement of common stock, net of offering costs	—	(58)	—	60,483
Capital contribution from holder of noncontrolling interest	—	—	—	1,179
Payment on unsecured note payable	—	—	(1,750)	(1,750)
Payment of deferred financing costs	(466)	(3)	(466)	(407)
Other	(38)	81	(33)	78

Net cash provided (used) by financing activities	4,446	(16,234)	(4,549)	155,583

Net (decrease) increase in cash and cash equivalents	(17,746)	457	438	1,110
Cash and cash equivalents at beginning of the period	20,640	1,999	2,456	1,346

Cash and cash equivalents at end of the period	$2,894	$2,456	$2,894	$2,456